Exhibit 5.1

                        [LETTERHEAD OF WHITE & CASE LLP]



May 28, 2003

Aphton Corporation
80 S.W. Eighth Street, Suite 2160
Miami, Florida  33130

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), in the form in which it is to be filed by Aphton Corporation (the "Company") with the Securities and Exchange Commission (the "Commission"). The Registration Statement relates to the sale from time to time by the selling stockholders named therein (the "Selling Stockholders") of up to 13,769,048 shares (the "Shares") of common stock, $.001 par value, of the Company (the "Common Stock"), which consists of (i) up to 13,650,000 shares of Common Stock that are issuable
(A) upon conversion of $15 million in senior convertible notes (the "Notes"),
(B) as interest shares on the Notes, and (C) upon exercise of the warrants to purchase shares of Common Stock (the "Warrants") issued by the Company to the Selling Stockholders on March 31, 2003, and (ii) 119,048 shares of Common Stock that are held by Heartland Group, Inc., one of the Selling Stockholders, to which such shares were issued by the Company on April 3, 2002 pursuant to certain anti-dilution provisions set forth in the Stock Purchase Agreement, dated as of August 24, 2001, between the Company and Heartland Advisors, Inc.

     In connection with our opinion expressed below, we have examined originals or copies certified to our satisfaction of such agreements, documents, certificates and other statements of government officials and corporate officers of the Company and such other papers as we have deemed relevant and necessary as a basis for such opinion. As to certain facts material to our opinion, we have relied, to the extent that we deem such reliance proper, upon certificates of public officials and of officers of the Company. In rendering such opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies.

     Based upon and subject to the foregoing, it is our opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company, and when issued to the Selling Stockholders in the manner described in the Registration Statement (and, in the case of the Shares issuable upon the exercise of the Warrants, against payment of the exercise price as

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provided for therein, if the Selling Stockholders do not avail themselves of the cashless exercise provisions contained therein), and upon the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company's common stock, the Shares will be validly issued, fully paid and nonassessable.

     The opinion expressed above is limited to questions arising under the Federal securities laws of the United States and the General Corporate Law of the State of Delaware.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.


                                                 Very truly yours,

                                                 /s/ White & Case LLP

                                                 WHITE & CASE LLP


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